EXHIBIT 10.3
PERFORMANCE STOCK UNIT AWARD
The Compensation and Human Resources Committee (the “Committee”) of the Board of Directors of Quaker Houghton has approved the award (the “Award”) to [PARTICIPANT NAME] (the “Grantee”), of [TOTAL AWARD] performance stock units (PSUs) as of [GRANT DATE] (the “Grant Date”), subject to achieving a pre-determined targeted performance based on the Company’s adjusted return on invested capital (ROIC) and relative total shareholder return (“TSR”) as compared to the actual ROIC of Quaker Houghton and TSR of the S&P Mid Cap 400 (Materials Group), in each case, over the three-year period from January 1, 2023 to December 31, 2025 under the Quaker Houghton 2016 Long-Term Performance Incentive Plan (the “Plan”). This Award is subject to your acceptance of the terms and conditions of this Award set forth in this agreement (the “Agreement”). The level of payment can range from 0% to 200% (the “achievement percentage”) of the Target PSU award depending on our ROIC and TSR performance.
The terms and conditions of this Award are governed by this Agreement and the Plan. Unless otherwise defined herein, terms used in this Agreement have the meanings assigned to them in the Plan. In the event of any inconsistency between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall govern.
1.The Award (to the extent it is vested) will be paid in the calendar year following the end of the performance period. The Award will become vested as of the last day of the performance period to the extent determined by the Committee in its sole discretion. The number of shares of Quaker Houghton that will be paid under the PSU award will be equal to the sum of (x) (i) 50% times (ii) the payout percentage applicable to the Relative TSR Achievement Percentile times (iii) the Target PSU award; and (y) (i) 50% times (ii) the payout percentage applicable to the Adjusted Return on Invested Capital 3-Year Average Achievement Percentage times (iii) the Target PSU award, in each case as described below:

Award Measure	Weighting Percentage	Award Parameters as a % of Goal Board Discretion to Pay Between 0% -200%of Target
Relative TSR* Achievement Percentile	50%	25th percentile	50th percentile	75th percentile
Payout Percentage		Payout at 50%	Payout at 100%	Payout at 200%
Adjusted Return on Invested Capital (ROIC) 3-Year Average Achievement Percentage*	50%	7.4%	9.2%	11%
Payout Percentage		Payout at 50%	Payout at 100%	Payout at 200%

*PSU TSR Metric is relative TSR against S&P Mid Cap 400 Materials Group
    Award achievement will be determined in the sole discretion of Quaker Houghton and may include adjustments relating to (i) accounting rule changes, (ii) Board-approved strategic changes, (iii) legislation or regulations that significantly impact the business results, (iv) capital or business restructurings including mergers and acquisitions, (v) legal actions against Quaker Houghton significantly affecting operating income, (vi) translational foreign exchange, (vii) natural disasters that cause material changes in business conditions, (viii) force majeures (e.g. terrorism, acts of god, war), (ix) significant operational restructuring (e.g. major IT conversion) or (x) unexpected external landscape changes that impact Award assumptions. Quaker Houghton reserves the discretion to determine the Payout Percentage (if any) for achievement thresholds that fall in between the thresholds described in the Table above; provided, however, that no payment will be made with respect to the Relative TSR award measure if the Relative TSR Achievement Percentile is below 25% and no payment will be made with respect to the Return on Investment Capital award measure if the Adjusted Return on Investment Capital 3-Year Average Achievement Percentage is less than 7.4%.
Quaker Chemical Corporation
A Quaker Houghton Company
901 E. Hector Street
Conshohocken, PA 19428-2380
T: 610.832.4000
quakerhoughton.com

2.Grantee (or Grantee’s beneficiary) will have no voting rights with respect to the PSUs.
3.Grantee will not be entitled to receive cash dividends or dividend equivalents on PSUs.
4.PSUs may not be transferred in any manner other than by will or the laws of descent or distribution.
5.Unvested PSUs will be forfeited in the event Grantee’s employment ends prior to the completion of the vesting period, unless such termination is due to (i) death, (ii) Total Disability or (iii) termination of service on or after attainment of age 60, in each case, as provided in the Plan. If the Grantee’s termination occurs due to the aforementioned circumstances, then the Grantee’s PSUs will be prorated based on number of full months of active service during the performance period, as provided in the Plan.
6.All distributions to Grantee or to Grantee’s beneficiary upon vesting of the PSUs hereunder will be subject to withholding by the Plan’s third-party administrator of amounts sufficient to cover the applicable withholding obligations. In the event that any required tax withholding upon the settlement of such PSUs exceeds your other compensation due from the Company, Grantee agrees to remit to the Company, as a condition to settlement of such PSUs, such additional amounts in cash as are necessary to satisfy the required withholding. Any and all withholding obligations may be settled with shares of Common Stock.
7.Nothing in the Plan or this Agreement will be construed as creating any right in the Grantee to continued employment or service, or as altering or amending the existing terms and conditions of the Grantee’s employment or service.
8.All notices required to be given hereunder shall be mailed by registered or certified mail to the Company to the attention of its Secretary, at 901 E. Hector Street, Conshohocken, Pennsylvania 19428, and to Grantee at Grantee’s address as it appears on the Company’s books and records unless either of said parties has duly notified the other in writing of a change in address.
9.To the extent not preempted by Federal law, this Agreement shall be construed, administered and governed in all respects under and by the laws of the Commonwealth of Pennsylvania, without giving effect to its conflict of laws principles.
10.This Agreement contains all the understandings between the parties hereto pertaining to the matter referred to herein, and supersedes all undertakings and agreements, whether oral or in writing, previously entered into by them with respect thereto. Grantee represents that, in executing this Agreement, Grantee has not relied upon any representation or statement not set forth herein made by the Company with regard to the subject matter of this Agreement.

QUAKER HOUGHTON
BY:
Andrew E. Tometich
    Grantee represents that Grantee is familiar with the terms and provisions of the Plan, and hereby accepts this Award subject to the terms and provisions of the Plan insofar as they relate to PSUs granted thereunder. Grantee agrees hereby to accept as binding, conclusive, and final all decisions or interpretations of the Committee upon any questions arising under the Plan or this Grant. Grantee authorizes the Company to withhold in accordance with applicable law from any compensation payable to Grantee any taxes required to be withheld by Federal, state, or local law as a result of the vesting of this Award. Grantee represents that, in executing this Agreement, Grantee has not relied upon any representation or statement not set forth herein made by the Company with regard to the subject matter of this Agreement.

BY:
[Participant Name]

Acceptance Date: